UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
AuthenTec, Inc.
(Name of Issuer)
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
052660 10 7
(CUSIP Number)
February 3, 2010
(Date of Event which Requires filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐    Rule 13d-1(b)
☐    Rule 13d-1(c)
☑    Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	2	of	22

1	NAMES OF REPORTING PERSONS
	DBD Investors V, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		738,813

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		738,813

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	738,813

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON

	OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	3	of	22

1	NAMES OF REPORTING PERSONS
	TCG Holdings II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		738,813

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		738,813

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	738,813

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON

	PN

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	4	of	22

1	NAMES OF REPORTING PERSONS
	TC Group Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		738,813

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		738,813

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	738,813

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON

	PN

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	5	of	22

1	NAMES OF REPORTING PERSONS
	TCG Ventures II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		738,813

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		738,813

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	738,813

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON

	OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	6	of	22

1	NAMES OF REPORTING PERSONS
	TCG Ventures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		738,813

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		738,813

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	738,813

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON

	PN

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	7	of	22

1	NAMES OF REPORTING PERSONS
	Carlyle Venture Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		711,687

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		711,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	711,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.5%

12	TYPE OF REPORTING PERSON

	PN

SCHEDULE 13G

CUSIP No.	052660 10 7	Page	8	of	22

1	NAMES OF REPORTING PERSONS
	CVP II Coinvestment, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		27,126

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		27,126

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	27,126

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.1%

12	TYPE OF REPORTING PERSON

	PN

SCHEDULE 13G	Page 9 of 22

ITEM 1.	(a)	Name of Issuer:

AuthenTec, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

100 Rialto Place, Suite 400
Melbourne, FL 32901

ITEM 2.

	(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Investors V, L.L.C.
TCG Holdings II, L.P.
TC Group Investment Holdings, L.P.
TCG Ventures II, L.L.C.
TCG Ventures II, L.P.
Carlyle Venture Partners II, L.P.
CVP II Coinvestment, L.P.

	(b)	Address of Principal Business Office:

c/o The Carlyle Group
1001 Pennsylvania Ave. NW
Suite 220 South
Washington, D.C. 20004-2505

	(c)	Citizenship of each Reporting Person is:

DBD Investors V, L.L.C. — Delaware
TCG Holdings II, L.P. — Delaware
TC Group Investment Holdings, L.P. — Delaware
TCG Ventures II, L.L.C. — Delaware
TCG Ventures II, L.P. — Delaware
Carlyle Venture Partners II, L.P. — Delaware
CVP II Coinvestment, L.P. — Delaware

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

SCHEDULE 13G	Page 10 of 22

	(e)	CUSIP Number:

052660 10 7

ITEM 3.

Not applicable.
ITEM 4. Ownership
Ownership (a-c)
The ownership information presented represents beneficial ownership of shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) as of February 3, 2010.

			Sole power		Sole power to	Shared power to
	Amount		to vote or	Shared power to	dispose or	dispose or
	beneficially	Percent	direct the	vote or to	to direct	to direct the
Reporting Person	owned:	of class:	vote:	direct the vote:	the disposition of:	disposition of:
DBD Investors V, L.L.C.	738,813	2.6%	0	738,813	0	738,813
TCG Holdings II, L.P.	738,813	2.6%	0	738,813	0	738,813
TC Group Investment Holdings, L.P.	738,813	2.6%	0	738,813	0	738,813
TCG Ventures II, L.L.C.	738,813	2.6%	0	738,813	0	738,813
TCG Ventures II, L.P.	738,813	2.6%	0	738,813	0	738,813
Carlyle Venture Partners II, L.P.	711,687	2.5%	0	711,687	0	711,687
CVP II Coinvestment, L.P.	27,126	0.1%	0	27,126	0	27,126

SCHEDULE 13G	Page 11 of 22
     DBD Investors V, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. through TCG Holdings II, L.P., which is the sole general partner of TC Group Investment Holdings, L.P., which is the sole managing member of TCG Ventures II, L.L.C. TCG Ventures II, L.L.C. is the sole general partner of TCG Ventures II, L.P., which is the sole general partner of each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P.
     DBD Investors V, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, each of whom may be deemed to share beneficial ownership of the shares shown as beneficially owned by DBD Investors V, L.L.C. Such persons disclaim beneficial ownership of these shares.

ITEM 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable

SCHEDULE 13G	Page 12 of 22
Signature Page 1 of 5
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2010

DBD Investors V, L.L.C.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TCG Holdings II, L.P.

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TC Group Investment Holdings, L.P.

By: TCG Holdings II, L.P. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 13 of 22
Signature Page 2 of 5

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TC Group, L.L.C.

By: TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TCG Ventures II, L.L.C.

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 14 of 22
Signature Page 3 of 5

TCG Ventures II, L.P.

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 15 of 22
Signature Page 4 of 5

Carlyle Venture Partners II, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 16 of 22
Signature Page 5 of 5

CVP II Coinvestment, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 17 of 22
Exhibit A
JOINT FILING AGREEMENT
     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
     In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them, par value $0.01 per share, of AuthenTec, Inc., a Delaware corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.
[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 18 of 22
Signature Page 1 of 5
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 12th day of February, 2010.

DBD Investors V, L.L.C.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TCG Holdings II, L.P.

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TC Group Investment Holdings, L.P.

By: TCG Holdings II, L.P. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 19 of 22
Signature Page 2 of 5

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TC Group, L.L.C.

By: TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TCG Ventures II, L.L.C.

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 20 of 22
Signature Page 3 of 5

TCG Ventures II, L.P.

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 21 of 22
Signature Page 4 of 5

Carlyle Venture Partners II, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

SCHEDULE 13G	Page 22 of 22
Signature Page 5 of 5

CVP II Coinvestment, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director